Exhibit 11

August 20, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 19, 2020 on our review of interim financial information of the Asian Infrastructure Investment Bank is included in this Amendment No. 3 to the annual report on Form 18-K for the fiscal year ended December 31, 2019.

Very truly yours,

/s/ PricewaterhouseCoopers